Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277734

Prospectus Supplement
March 5, 2026
(To Prospectus dated March 7, 2024)
$1,000,000,000
Humana Inc.
$1,000,000,000 6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

This is an offering by Humana Inc. (“we”, “us” or “our”) of an aggregate of $1,000,000,000 of 6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056, which we refer to as the “junior subordinated notes.”
The junior subordinated notes will bear interest (i) from, and including, the original issuance date to, but excluding, September 15, 2031 (“First Reset Date”) at a rate of 6.625% per year and (ii) from, and including, the First Reset Date, during each Reset Period (as defined herein), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of 2.891%, to be reset on each Reset Date (as defined herein); provided, that the interest rate during any Reset Period will not reset below 6.625% (which equals the initial interest rate on the junior subordinated notes).
Subject to our right to defer interest payments as described below, we will pay interest on the junior subordinated notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026. The junior subordinated notes will be issued in registered form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The junior subordinated notes will mature on September 15, 2056.
So long as no event of default (as defined in this prospectus supplement) with respect to the junior subordinated notes has occurred and is continuing, we may, at our option, defer interest payments on the junior subordinated notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments with respect to the junior subordinated notes will accumulate additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, compounded on each interest payment date, to the extent permitted by law.
We may redeem the junior subordinated notes at our option at the times and at the redemption prices described in this prospectus supplement. The junior subordinated notes will be our general unsecured subordinated obligations and will rank junior in right of payment, to the extent and in the manner set forth in the indenture governing the junior subordinated notes, to all senior indebtedness (as defined herein).
The junior subordinated notes will be our unsecured obligations and will be effectively junior to any of our future secured indebtedness to the extent of the assets securing that indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.
The junior subordinated notes is a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of the junior subordinated notes on any securities exchange or trading facility or to include the junior subordinated notes in any automated quotation system.

Investing in the junior subordinated notes involves risks that are described in the “Risk Factors” sections beginning on page S-6 of this prospectus supplement and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price	100.000%	(1)	$1,000,000,000	(1)
Underwriting Discount	1.000%		$10,000,000
Proceeds to Humana Inc. (before expenses)	99.000%	(1)	$990,000,000	(1)
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(1)Plus accrued interest, if any, from March 9, 2026, if settlement occurs after that date.
The junior subordinated notes will not be listed on any securities exchange. Currently, there are no public markets for the junior subordinated notes.
It is expected that delivery of the junior subordinated notes will be made to purchasers on or about March 9, 2026, which is the second business day following the date of this prospectus supplement (such settlement cycle referred to as T+2), through The Depository Trust Company, including its participants Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the junior subordinated notes on any date prior to the business day before delivery will be required, by virtue of the fact that the junior subordinated notes initially will settle in two business days (T+2), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. See “Underwriting.”

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho	Truist Securities	Wells Fargo Securities
Joint Bookrunners

Barclays	BofA Securities	Citigroup	Morgan Stanley

PNC Capital Markets LLC	US Bancorp
Co-Managers

BBVA	Deutsche Bank Securities	Academy Securities, Inc.	BNY Capital Markets

Fifth Third Securities	RBC Capital Markets	Regions Securities LLC	Scotiabank	SMBC Nikko

TD Securities	CastleOak Securities, L.P.	R. Seelaus & Co., LLC
March 5, 2026

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us. We and the underwriters have not authorized any other person to provide you with different information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us, or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or the documents incorporated by reference.

ABOUT THIS PROSPECTUS SUPPLEMENT
These offering materials consist of two documents and the information incorporated by reference in these two documents: this prospectus supplement, which describes the terms of the junior subordinated notes that we are currently offering, and the accompanying prospectus, which provides general information about us and our debt securities, some of which may not apply to the junior subordinated notes that we are currently offering. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with, updates or changes the information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus. In addition, the information in this prospectus supplement may add to, update or change the information incorporated by reference in this prospectus supplement and accordingly will supersede that information.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, referred to in “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.
Unless otherwise specified, all references in this prospectus supplement to:
•“Humana,” the “issuer,” “we,” “us,” “our” and the “Company” are to Humana Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires; and
•“underwriters” are to the firms listed in “Underwriting” in this prospectus supplement.
FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and any documents we incorporate by reference in this prospectus supplement and the accompanying prospectus may include both historical and forward-looking statements. These forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. When used in this prospectus supplement, the accompanying prospectus and any documents we incorporate by reference, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, trends and uncertainties. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including information set forth under “Risk Factors” beginning on page S-6 of this prospectus supplement, matters described in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” contained in certain documents incorporated by reference in this prospectus supplement.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference might not occur. Our business is highly complicated, regulated and competitive with many different factors affecting results. There may also be other risks that we are unable to predict at this time.
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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement and the accompanying prospectus is an important part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering to which this prospectus supplement relates (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026; and
•the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 7, 2025.
You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
101 East Main Street
Louisville, Kentucky 40202
(502) 580-1000
Attn: Investor Relations
You may also obtain a copy of these filings from our Internet website at www.humana.com. Please note, however, that the information on our Internet website, other than the documents listed above, is not intended to be incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you may wish to consider before investing in the junior subordinated notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in the junior subordinated notes discussed under “Risk Factors.”
Humana Inc.
Headquartered in Louisville, Kentucky, we are committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for Medicare and Medicaid participants, families, individuals, military service personnel, and communities at large.
As of December 31, 2025, we had approximately 15 million members in our medical benefit plans, as well as approximately 4.7 million members in our specialty products. During 2025, 83% of our total premiums and services revenue were derived from contracts with the federal government, including 14% derived from our individual Medicare Advantage contracts in Florida with the Centers for Medicare and Medicaid Services, or CMS, under which we provided health insurance coverage to approximately 1.0 million members as of December 31, 2025.
Our two reportable segments, Insurance and CenterWell, are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers. Our Chief Executive Officer, the Chief Operating Decision Maker, utilizes these segment groupings and results of each segment, measured by income (loss) from operations, to assess performance and allocate resources primarily during our annual budget process and periodic forecast updates.
The Insurance segment consists of Medicare benefits, marketed to individuals or directly via group Medicare accounts, as well as our contract with CMS to administer the Limited Income Newly Eligible Transition, or LI-NET, prescription drug plan program and contracts with various states to provide Medicaid, dual eligible demonstration, and Long-Term Support Services benefits, which we refer to collectively as our state-based contracts. This segment also includes products consisting of specialty health insurance benefits marketed to individuals and employer groups, including dental, vision, and other supplemental health benefits. In addition, our Insurance segment includes our Military services business, primarily our T-5 East Region contract, as well as the operations of our Pharmacy Benefit Manager business. The CenterWell segment includes our pharmacy solutions, primary care, and home solutions operations. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Corporate Information
Our principal executive offices are located at 101 East Main Street, Louisville, Kentucky 40202, the telephone number at that address is (502) 580-1000.

THE OFFERING
The following summary contains basic information about the junior subordinated notes and is not intended to be complete. For a more complete understanding of the junior subordinated notes, please refer to the section entitled “Description of the Junior Subordinated Notes” in this prospectus supplement and “Description of the Debt Securities” in the accompanying prospectus.

Issuer	Humana Inc.

Securities Offered
$1,000,000,000 aggregate principal amount of 6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056. The notes will be issued in registered form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest Rate
The junior subordinated notes will bear interest (i) from, and including, the original issuance date to, but excluding, September 15, 2031 (“First Reset Date”) at a rate of 6.625% per year and (ii) from, and including, the First Reset Date, during each Reset Period (as defined in “Description of the Junior Subordinated Notes”), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined in “Description of the Junior Subordinated Notes”) as of the most recent Reset Interest Determination Date (as defined in “Description of the Junior Subordinated Notes”) plus a spread of 2.891%, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below 6.625% (which equals the initial interest rate on the junior subordinated notes).

Maturity Date	The junior subordinated notes will mature on September 15, 2056.

Interest Payment Dates
Subject to our right to defer the payment of interest on the junior subordinated notes as described under “Option to Defer Interest Payments” below, we will pay interest on the junior subordinated notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026. Interest on the junior subordinated notes offered hereby will accrue from March 9, 2026.

Option to Defer Interest Payments
So long as no event of default with respect to the junior subordinated notes has occurred and is continuing, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated notes for a period of up to 10 consecutive years (commencing on the date that the first such interest payment would otherwise have been made on the junior subordinated notes, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the junior subordinated notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the junior subordinated notes, and we may not begin a new Optional Deferral Period with respect to the junior subordinated notes, and may not pay current interest on the junior subordinated notes, until we have paid all accrued interest on the junior subordinated notes from the previous Optional Deferral Period. We may also elect, at our option, to shorten the length of any Optional Deferral Period.
Any deferred interest on the junior subordinated notes will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, compounded on each interest payment date, to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated notes, including any additional interest accrued on the deferred interest (including compound interest), we can again defer interest payments on the junior subordinated notes as described above, but not beyond the maturity date of the junior subordinated notes.
See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”
If we defer any interest payments on the junior subordinated notes, the junior subordinated notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for U.S. federal income tax purposes. This means a U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement) would be required to include in its gross income as ordinary income for U.S. federal income tax purposes the deferred interest payments on the junior subordinated notes (including any interest thereon) before such holder receives cash interest payments, regardless of such holder’s regular method of accounting for U.S. federal income tax purposes. For more information about the tax consequences of investing in the junior subordinated notes, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement. We have no current intention of exercising our right to defer interest payments on the junior subordinated notes.

Certain Restrictions during an Optional Deferral Period
The terms of the junior subordinated notes will require that during an Optional Deferral Period, we will not do any of the following, subject to certain exceptions:
•declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;
•make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our indebtedness that ranks equally with, or junior to, the junior subordinated notes in right of payment (including debt securities of other series issued under the indenture governing the junior subordinated notes); or
•make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the junior subordinated notes in right of payment.
See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

Subordination; Ranking
The junior subordinated notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture governing the junior subordinated notes, to all senior indebtedness (as defined in “Description of the Junior Subordinated Notes”) of Humana. The junior subordinated notes will be effectively junior to any of our future secured indebtedness to the extent of the assets securing that indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. As of December 31, 2025, after giving effect to this offering and the use of proceeds therefrom, we would have had $12.9 billion of senior indebtedness, none of which is secured. The junior subordinated notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the junior subordinated notes in right of payment.
See “Description of the Junior Subordinated Notes—Ranking.”

Use of Proceeds
We estimate that our net proceeds from this offering, less underwriters’ discounts and our estimated costs of the offering, will be approximately $986 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing indebtedness, including borrowings under our commercial paper program. See “Use of Proceeds” in this prospectus supplement.

Optional Redemption
We may redeem the junior subordinated notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date for the junior subordinated notes.
See “Description of the Junior Subordinated Notes—Redemption—Optional Redemption.”

Right to Redeem Upon a Tax Event	We may, at our option, redeem the junior subordinated notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event (as defined herein) with respect to the junior subordinated notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Tax Event.”

Right to Redeem Upon a Rating Agency Event	We may, at our option, redeem the junior subordinated notes, in whole but not in part, at a redemption price equal to 102% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event (as defined herein) with respect to the junior subordinated notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.”

Events of Default
The following are “events of default” under the indenture with respect to the junior subordinated notes:
•default in any payment of interest, including compound interest, on any junior subordinated note when it becomes due and payable and such default continues for 30 days (subject to our right to optionally defer interest payments as described above under “—Option to Defer Interest Payments”);
•default in the payment of principal of or premium, if any, on any junior subordinated note when it becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise; or
•certain events of bankruptcy, insolvency, receivership or reorganization for the issuer.

Additional Issuances	We may “re-open” the junior subordinated notes offered hereby and issue an unlimited aggregate principal amount of additional junior subordinated notes in the future. See “Description of the Junior Subordinated Notes—Additional Issuances.”

Risk Factors
See “Risk Factors” beginning on page S-6 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the junior subordinated notes.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS
Before making a decision to invest in the junior subordinated notes, you should carefully consider the following:
•the risk factors described below and those contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus; and
•the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Risks Associated with the Junior Subordinated Notes
The junior subordinated notes are subordinated to all of our senior indebtedness and structurally subordinated to all obligations of our subsidiaries, and the indenture governing the junior subordinated notes does not limit the aggregate amount of indebtedness that we or our subsidiaries may issue.
Our obligations under the junior subordinated notes are subordinate and junior in right of payment to all of our senior indebtedness (as defined in “Description of the Junior Subordinated Notes—Ranking”). This means that we cannot make any payments on the junior subordinated notes if we default on a payment of any of our senior indebtedness or if any other default occurs concerning any senior indebtedness, which permits the holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time or both; provided, that, in each case, such default has continued beyond the point of any grace period provided for such default, and such shall not have been cured or waived or shall not have ceased to exist.
In addition, in the event of any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or other proceedings of the Company, funds which we would otherwise use to pay the holders of the junior subordinated notes will first be used to pay our senior indebtedness in full. As of December 31, 2025, on an unconsolidated basis, we had approximately $12.9 billion aggregate senior indebtedness outstanding (as defined in the indenture governing the junior subordinated notes), none of which is secured. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries will be structurally senior to the junior subordinated notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the junior subordinated notes only after the subsidiaries’ indebtedness and obligations and liabilities are paid in full. Because we stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the holders of junior subordinated notes. Because our operations are and will be conducted by our subsidiaries, these subsidiaries have incurred and will continue to incur significant obligations and liabilities. In addition, the junior subordinated notes will effectively be subordinated in right of payment to any secured indebtedness we may incur in the future to the extent of the value of the assets securing such indebtedness.
There are no terms in the junior subordinated notes or in the indenture under which the junior subordinated notes will be issued that limit our ability to incur additional indebtedness (including senior or secured indebtedness) or our subsidiaries’ ability to incur additional indebtedness or other obligations, and we and our subsidiaries expect to incur additional indebtedness and obligations from time to time that will be senior to the junior subordinated notes.
The junior subordinated notes are not protected by restrictive covenants and holders of the junior subordinated notes will have limited rights of acceleration.
The terms of the junior subordinated notes and the indenture governing the junior subordinated notes may not be sufficient to protect your investment in the junior subordinated notes. For example, there will be no financial covenants in the indenture governing the junior subordinated notes, and you do not have any rights to require the Company to repurchase the junior subordinated notes prior to their maturity. The indenture also does not contain any covenants or other provisions to afford protection to holders of the junior subordinated notes in the event of a fundamental change or other corporate transaction involving us, and we have no obligation to consider the specific interests of the holders of the junior subordinated notes in engaging in any such transaction.
Holders of the junior subordinated notes and the trustee under the indenture may accelerate payment of the principal and interest on the junior subordinated notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the junior subordinated notes may be accelerated upon the occurrence of an event of default under the indenture governing the junior subordinated notes related to failure to pay interest within 30 days after it is due, failure to pay principal on the junior subordinated notes when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). If the Company fails to comply with the other covenants under the indenture governing the junior subordinated notes, there are no related events of default and no right to accelerate the junior subordinated notes. The only remedies available to the holders of the junior subordinated notes are as described under “Description of the Junior Subordinated Notes—Events of Default.” As a result, if we violate any of these covenants, the junior subordinated notes will remain outstanding and their obligations thereunder will remain unchanged.
While it is not possible for the interest rate on the junior subordinated notes to decrease below the initial interest rate, the interest rate of the junior subordinated notes may fluctuate over time.
The interest rate on the junior subordinated notes from the original issuance date to the First Reset Date will be 6.625% per year. Beginning on the First Reset Date, the junior subordinated notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.891%; provided, that the interest rate on the junior subordinated notes during any Reset Period (as defined in “Description of the Junior Subordinated Notes”) will not reset below 6.625%. Accordingly, while it is not possible for the interest rate on the junior subordinated notes to decrease below the initial interest rate, the interest rate for a given Reset Period subsequent to the initial Reset Period may decrease as compared to the interest rate for one or more prior Reset Periods. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.
The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.
As noted above, the annual interest rate on the junior subordinated notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date (provided, that the interest rate during any Reset Period for the junior subordinated notes will not reset below the initial interest rate for the junior subordinated notes). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury rates.
We may elect to defer interest payments on the junior subordinated notes at our option for one or more periods of up to 10 years.
We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated notes for one or more periods of up to 10 consecutive years. During any such deferral period, holders of the junior subordinated notes will receive limited or no current payments on the junior subordinated notes. Holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including, to the extent permitted by applicable law, any compound interest) at the end of the ten-year deferral period, at the maturity date or, if applicable, at the earlier accelerated maturity date or redemption date of the junior subordinated notes. See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”
We are not permitted to pay current interest on the junior subordinated notes until we have paid all outstanding deferred interest on the junior subordinated notes, and this could have the effect of extending interest deferral periods.
During an Optional Deferral Period (as defined in “Description of the Junior Subordinated Notes”), we will be prohibited from paying current interest on the junior subordinated notes subject to such deferral until we have paid all accrued and unpaid deferred interest on the junior subordinated notes, including interest on such amounts to the extent permitted by applicable law. As a result, we may not be able to pay current interest on the junior subordinated notes if we do not have available funds to pay all accrued and unpaid interest, including deferred interest, on the junior subordinated notes.
The after-market price of the junior subordinated notes may be discounted significantly if we defer interest payments.
If we defer interest payments on the junior subordinated notes, you may be unable to sell the junior subordinated notes at a price that reflects the value of deferred amounts. To the extent a trading market develops for the junior subordinated notes, that market may not continue during an Optional Deferral Period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell the junior subordinated notes at those times, either at a price that reflects the value of required payments under the junior subordinated notes or at all.
If our positions regarding the treatment of the junior subordinated notes for U.S. federal income tax purposes were not respected, or if we defer interest payments on the junior subordinated notes, there will be U.S. federal income tax consequences to holders of the junior subordinated notes.
The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the junior subordinated notes. Although the matter is not free from doubt, due to a lack of authority and the highly factual nature of the analysis, based upon the analysis of the relevant facts and circumstances and applicable law as of the issue date of the junior subordinated notes, the junior subordinated notes will be treated as indebtedness for U.S. federal income tax purposes. If the junior subordinated notes were not properly treated as indebtedness for U.S. federal income tax purposes, interest payments on the junior subordinated notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders (as defined in “—Certain U.S. Federal Income Tax Considerations” in this prospectus supplement), interest payments treated as dividends would be subject to withholding of U.S. federal income tax at a rate of 30%, except to the extent provided by an applicable income tax treaty or except if the payments are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, attributable to a permanent establishment maintained within the United States by the Non-U.S. Holder), in which case such payments would be subject to U.S. federal income tax on a net income basis in a similar manner as if that Non-U.S. Holder were a U.S. Holder (as described below). In addition, such a determination would, subject to certain requirements and limitations described in “Description of the Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Event,” constitute a Tax Event that would entitle us to redeem the junior subordinated notes. See “Certain U.S. Federal Income Tax Considerations—Classification of the Junior Subordinated Notes” in this prospectus supplement.
In addition, although not free from doubt, we intend to take the position that the junior subordinated notes should not be treated as issued with original issue discount for U.S. federal income tax purposes. If our position were not respected, the junior subordinated notes would be treated as having been issued with original issue discount for U.S. federal income tax purposes and all stated interest would be treated as original issue discount for such purposes. Also, if our position were respected, but we defer any interest payments on the junior subordinated notes, the junior subordinated notes would be treated as having been reissued, solely for purposes of the original issue discount rules, with original issue discount for U.S. federal income tax purposes at the time of such deferral, and all stated interest due after such deferral would be treated as original issue discount for such purposes. In any such case, if you are a U.S. Holder (as defined in “—Certain U.S. Federal Income Tax Considerations” in this prospectus supplement) of the junior subordinated notes, you generally would be required to include such original issue discount in income as ordinary income for U.S. federal income tax purposes as it accrues, using a constant yield to maturity method, regardless of your regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of any cash to which such original issue discount is attributable. Your adjusted tax basis in a junior subordinated note generally would be increased by such amounts that you are required to include in gross income for U.S. federal income tax purposes.

If you sell the junior subordinated notes before the record date for the payment of interest at the end of an Optional Deferral Period you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that you were required to include in income as ordinary income in respect of the junior subordinated notes during the Optional Deferral Period will be added to your adjusted tax basis in the junior subordinated notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.
Rating agencies may change their practices for rating the junior subordinated notes, which change may affect the market price of the junior subordinated notes. In addition, we may redeem the junior subordinated notes if a rating agency makes certain changes in the equity credit methodology for securities such as the junior subordinated notes.
The rating agencies that currently or may in the future publish a rating for us, certain of which are expected to initially publish a rating of the junior subordinated notes, may, from time to time in the future, change the way they analyze securities with features similar to the junior subordinated notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the junior subordinated notes. If the rating agencies change their practices for rating securities with features similar to the junior subordinated notes in the future, and the ratings of the junior subordinated notes are subsequently lowered, that could have a negative impact on the trading price of the junior subordinated notes. In addition, we may redeem the junior subordinated notes at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the junior subordinated notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at a Rating Agency Event.”
Credit ratings may not reflect all risks.
One or more credit rating agencies are expected to assign credit ratings to the junior subordinated notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the junior subordinated notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
Any lowering of the credit ratings on the junior subordinated notes would likely reduce their value.
Our credit ratings could be lowered in the future. Any lowering of the credit rating on the junior subordinated notes would likely reduce the value of the junior subordinated notes.
We have financial and operating restrictions in our debt instruments that may have an adverse effect on our operations.
Agreements governing our existing indebtedness contain covenants that limit our ability to incur additional indebtedness, to create liens or other encumbrances, and to sell or otherwise dispose of assets and merge or consolidate with other entities. The loan agreements governing our $5.0 billion revolving credit facility (the “Revolving Credit Facility”), which we amended and restated in May 2025, also require us to meet a debt-to-capitalization ratio. As of December 31, 2025, after giving effect to this offering and the use of proceeds therefrom, we would have had the ability to incur up to approximately $4.99 billion under our Revolving Credit Facility (which excludes an uncommitted $1.0 billion of incremental loan facilities). Agreements we enter into in the future governing indebtedness could also contain significant financial and operating restrictions.
A failure to comply with the obligations contained in our current or future credit facilities or indentures could result in an event of default or an acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We cannot be certain that we would have, or be able to obtain, sufficient funds to make these accelerated payments.

Redemption may adversely affect your return on the junior subordinated notes. The Company expects to redeem the junior subordinated notes only if it is in the Company’s best interest, as determined in its sole discretion.
The junior subordinated notes do not have a mandatory redemption date and are not redeemable at the option of holders of the junior subordinated notes. We have the right to redeem some or all of the junior subordinated notes (i) during the 90 days prior to, and including, the First Reset Date, and (ii) on any subsequent interest payment date, at a redemption price equal to 100% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Optional Redemption.” In addition, we may, at our option, redeem the junior subordinated notes before the maturity date, in whole but not in part, by a date no later than 120 days following the occurrence of a Tax Event with respect to the junior subordinated notes, at a redemption price equal to 100% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Tax Event.” We may also, at our option, redeem the junior subordinated notes before the maturity date, in whole but not in part, by a date no later than 120 days following a Rating Agency Event with respect to the junior subordinated notes at a redemption price equal to 102% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.”
If we exercise any of these redemption rights, we may redeem the junior subordinated notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the junior subordinated notes. Additionally, any decision we may make at any time to redeem the junior subordinated notes will be determined in our sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our shareholders’ equity, our outstanding senior debt and general market conditions at that time.
Liquid trading markets for the junior subordinated notes may not develop.
There is no established trading market for the junior subordinated notes. We do not intend to apply for listing of the junior subordinated notes on any securities exchange or for quotation through any automated dealer quotation system. Although the underwriters have informed us that they currently intend to make a market for the junior subordinated notes, they have no obligation to do so and may discontinue making a market at any time without notice. The liquidity of any market for the junior subordinated notes will depend on the number of holders of the junior subordinated notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the junior subordinated notes and other factors. Liquid trading markets may not develop for the junior subordinated notes. In the absence of active trading markets, you may not be able to transfer the junior subordinated notes within the time or at the price you desire.

CAPITALIZATION
The following table sets forth historical cash and cash equivalents and capitalization as of December 31, 2025:
•on an actual basis; and
•on an as adjusted basis to reflect the issuance and sale of the junior subordinated notes, including the application of the net proceeds from the junior subordinated notes offered hereby.

	As of December 31, 2025
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$4,200	$5,186	(1)
Short-term debt:
Existing senior notes	$—	$—
Commercial paper(2)	—	—
Long-term debt:
Junior subordinated notes offered hereby(3)	—	986
Existing senior notes	12,369	12,369
Revolving credit facilities(4)	—	—
Total debt	$12,369	$13,355

Stockholders’ equity:
Preferred stock, $1 par value; 10,000,000 shares authorized; none issued	$—	$—
Common stock; $0.16 2/3 par value; 300,000,000 shares authorized; 198,718,810 shares issued	33	33
Capital in excess of par value	3,600	3,600
Retained earnings	29,075	29,075
Accumulated other comprehensive loss	(633)	(633)
Treasury stock, at cost, 78,077,195 shares	(14,418)	(14,418)
Noncontrolling interests	80	80
Total equity	17,737	17,737
Total capitalization	$30,106	$31,092
__________________
(1)Cash and cash equivalents include the net proceeds of the junior subordinated notes offered hereby.
(2)As of February 27, 2026, we had approximately $1.96 billion of borrowings outstanding under our commercial paper program.
(3)The proceeds of the junior subordinated notes offered hereby are presented net of approximately $14 million related to debt issuance costs.
(4)As of December 31, 2025, we had no borrowings outstanding under our Revolving Credit Facility and approximately $10 million of letters of credit outstanding under the Revolving Credit Facility. Accordingly, as of December 31, 2025, we had approximately $4.99 billion of remaining borrowing capacity under the Revolving Credit Facility (which excludes an uncommitted $1.0 billion of incremental loan facilities).

USE OF PROCEEDS
We estimate that our net proceeds from the issuance and sale of the junior subordinated notes will be approximately $986 million, after deducting underwriters’ discounts and our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing indebtedness, including borrowings under our commercial paper program.
If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.
As of February 27, 2026, our outstanding commercial paper had a weighted average annual interest rate of approximately 3.90%. All outstanding issuances of commercial paper are due within one year from the date of this prospectus.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
The following description of the junior subordinated notes offered hereby supplements the more general description of the debt securities that appears in the accompanying prospectus. You should read this section together with the section entitled “Description of the Debt Securities” in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls and will apply to the junior subordinated notes.
The junior subordinated notes will be issued under a base indenture dated as of March 5, 2026 (the “base indenture”), between Humana and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to The Bank of New York), as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated as of March 9, 2026.
As used in this section, all references to the indenture mean the indenture for the junior subordinated notes offered hereby, consisting of the base indenture as amended and restated and as further supplemented by the supplemental indenture. The terms of the junior subordinated notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the TIA.
This description of the junior subordinated notes is intended to be an overview of the material provisions of the junior subordinated notes and the indenture. Because this description of the junior subordinated notes and the indenture is only a summary, you should refer to the indenture for a complete description of our obligations and your rights.
In this description of the junior subordinated notes, references to “Humana,” the “issuer,” “we,” “our,” and “us” refer to Humana Inc. and do not include its subsidiaries.
General
The junior subordinated notes:
•will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all senior indebtedness (as described below under “—Ranking”;
•will constitute a series of debt securities issued under the indenture and will initially be limited to an aggregate principal amount of $1.0 billion;
•will mature on September 15, 2056;
•will be subject to earlier redemption at our option as described under “—Redemption”;
•will not have the benefit of any sinking fund;
•will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and
•will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-Entry Issuance.”
Interest on the junior subordinated notes will:
•accrue at the rate of 6.625% per annum from March 9, 2026, to, but excluding, September 15, 2031, following which such rate will reset in successive five-year periods (but not below the initial interest rate) as more fully described below under “—Interest;” and
•be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, interest on the junior subordinated notes will also:
•be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2026; and
•(i) for so long as the junior subordinated notes are held in book-entry only form, will be payable to the holders of record on the business day before the applicable interest payment date; or (ii) if the junior subordinated notes are not held in book-entry form, will be payable to holders of record on the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.
If any interest payment date or maturity date for the junior subordinated notes falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.
Additional Issuances
We may from time to time, without the consent of existing holders, create and issue additional junior subordinated notes having the same terms and conditions as the junior subordinated notes in all respects, except for issuance date, issuance price and, if applicable, the first payment of interest on the additional junior subordinated notes. Any such additional junior subordinated notes issued in this manner will be consolidated with, and will form a single series with, the outstanding junior subordinated notes. If any such additional junior subordinated notes are not fungible with the outstanding junior subordinated notes for U.S. federal income tax or securities law purposes, they will be issued with one or more separate CUSIP numbers (or other applicable identifying number).
Ranking
The junior subordinated notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all senior indebtedness (as defined below) of Humana. The junior subordinated notes will also be effectively junior to any of our future secured indebtedness, to the extent of the assets securing that indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The junior subordinated notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the junior subordinated notes in right of payment.
In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the junior subordinated notes are entitled to receive a payment on account of the principal or interest on the junior subordinated notes in the following circumstances:
•upon any distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of Humana; or
•if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the period of grace, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.
“Senior indebtedness” means all of our obligations, whether presently existing or from time to time hereafter incurred, created or assumed, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:
(i)all of our obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

(ii)all finance, operating and synthetic lease obligations of Humana;
(iii)all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;
(iv)all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);
(v)all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of our other variable or floating rate indebtedness outstanding from time to time;
(vi)all obligations of the types referred to in clauses (i) through (v) above of another person which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;
(vii)all compensation and reimbursement obligations of Humana to the trustee pursuant to certain terms of the indenture; and
(viii)all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by us of any such senior indebtedness referred to in clauses (i) through (vii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness);
provided, however, that the following shall not constitute senior indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to, or is equal in right of payment and upon liquidation with, the junior subordinated notes.
As of December 31, 2025, after giving effect to this offering and the use of proceeds therefrom, we would have had $12.9 billion of senior indebtedness (as defined above) that ranks senior in right of payment to the junior subordinated notes, and none of such senior indebtedness is secured. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries will be structurally senior to the junior subordinated notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the junior subordinated notes only after the subsidiaries’ indebtedness and obligations and liabilities are paid in full. Because we stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders. Because our operations are and will be conducted by our subsidiaries, these subsidiaries have incurred and will continue to incur significant obligations and liabilities.
Interest
Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, we will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.
Interest on the junior subordinated notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.
So long as the junior subordinated notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day before the applicable interest payment date. If the junior subordinated notes are not in book-entry form, the record date for each interest payment date will be the close of business on the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

The junior subordinated notes will bear interest (i) from, and including, the original issuance date to, but excluding, the First Reset Date (as defined below) at a rate of 6.625% per year (the “Initial Interest Rate”) and (ii) from, and including, the First Reset Date, during each Reset Period (as defined below), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined below) as of the Reset Interest Determination Date (as defined below) for such Reset Period plus a spread of 2.891%, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below the Initial Interest Rate. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the applicable junior subordinated notes bear interest, to the extent permitted by law.
The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:
“First Reset Date” means September 15, 2031.
“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.
“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).
The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.
“Reset Date” means the First Reset Date and the September 15 of every fifth year after 2031.
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date, or the maturity date or date of redemption, as the case may be.
The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the junior subordinated notes at such time. Unless we have validly called all of the outstanding junior subordinated notes for redemption on a redemption date occurring on or prior to the First Reset Date, we will appoint a calculation agent for the junior subordinated notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding junior subordinated notes for redemption on a redemption date occurring on or prior to the First Reset Date but we do not redeem all of the outstanding junior subordinated notes on such redemption date, we will appoint a calculation agent for the junior subordinated notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the junior subordinated notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent. For the avoidance of doubt, the trustee shall have no responsibility to act as the calculation agent unless it consents to such appointment.
As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at our principal offices, will be made available to any holder or beneficial owner of junior subordinated notes upon request and will be final and binding in the absence of manifest error.
Option to Defer Interest Payments
So long as no event of default (as defined under “Event of Default”) with respect to the junior subordinated notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the junior subordinated notes, an “Optional Deferral Period”).
In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the junior subordinated notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the junior subordinated notes, and we may not begin a new Optional Deferral Period, and may not pay current interest on the junior subordinated notes, until we have paid all accrued interest on the junior subordinated notes from the previous Optional Deferral Period. We may also elect, at our option, to shorten the length of any Optional Deferral Period.
Any deferred interest on the junior subordinated notes will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, compounded on each interest payment date, to the extent permitted by applicable law (“compound interest”). Once we pay all deferred interest payments on the junior subordinated notes, including any additional interest accrued on the deferred interest (including compound interest), we can again defer interest payments on the junior subordinated notes as described above, but not beyond the maturity date of the junior subordinated notes.
We will give the trustee written notice of our election to begin an Optional Deferral Period at least five business days before the first interest payment date of such Optional Deferral Period which shall contain an instruction for the trustee to forward such notice to the holders of the junior subordinated notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the junior subordinated notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.
Certain Limitations During an Optional Deferral Period
The terms of the junior subordinated notes will require that during an Optional Deferral Period, we will not do any of the following:
(i)declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;
(ii)make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our indebtedness that ranks equally with, or junior to, the junior subordinated notes in right of payment; or
(iii)make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with, or junior to, the junior subordinated notes in right of payment.

However, the foregoing provisions shall not prevent or restrict us from making:
(a)purchases, redemptions or other acquisitions of our capital stock in connection with:
(1)any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;
(2)the satisfaction of our obligations pursuant to any contract or security entered into prior to the beginning of such Optional Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of the Optional Deferral Period; or
(3)a dividend reinvestment or shareholder purchase plan;
(b)any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;
(c)any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;
(d)any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;
(e)any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;
(f)any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;
(g)payments on the junior subordinated notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the junior subordinated notes (the “parity securities”), made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;
(h)any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities; or
(i)any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences.
Exchange and Transfer
You may exchange or transfer the junior subordinated notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the junior subordinated notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-Entry Issuance.”
Paying and Paying Agents
We will pay interest, principal and any other money due on the junior subordinated notes at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for the junior subordinated notes.
Redemption
The junior subordinated notes may be redeemed before maturity as described below.
Optional Redemption
We may redeem the junior subordinated notes, at our option, in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date for the junior subordinated notes.
Right to Redeem Upon a Tax Event
We may, at our option, redeem the junior subordinated notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event (as defined below).
“Tax Event” means, with respect to the junior subordinated notes, we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation or any private letter ruling, technical advice memorandum or similar pronouncement), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the junior subordinated notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States Federal income tax purposes.

Right to Redeem Upon a Rating Agency Event
We may, at our option, redeem the junior subordinated notes, in whole, but not in part, at a redemption price equal to 102% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event (as defined below).
“Rating Agency Event” means, with respect to the junior subordinated notes, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the junior subordinated notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for Humana (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for Humana as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for Humana, in the case of any rating agency that first publishes a rating for Humana after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the junior subordinated notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the junior subordinated notes as of the date of such change, clarification or amendment than the equity credit than would have been assigned to the junior subordinated notes by such rating agency had the current methodology not been changed. The trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.
Redemption Procedures
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no responsibility for the calculation of the redemption price.
Notwithstanding any statement under this caption “—Redemption Procedures” or elsewhere in this prospectus supplement to the contrary, installments of interest on the junior subordinated notes that are due and payable on any interest payment date falling on or prior to a redemption date for the junior subordinated notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the junior subordinated notes and the indenture, except that, if the redemption date for any junior subordinated notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the junior subordinated notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of such junior subordinated notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period, will not be deemed to fall on a day during such Optional Deferral Period.
Notice of any redemption will be sent or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the junior subordinated notes.
In the case of a partial redemption, selection of the junior subordinated notes for redemption will be made, in the case of global notes, in accordance with the depositary’s procedures, and in the case of definitive notes, by lot. No junior subordinated notes of a principal amount of $2,000 or less will be redeemed in part. If any junior subordinated note is to be redeemed in part only, the notice of redemption that relates to the junior subordinated note will state the portion of the principal amount of the junior subordinated notes to be redeemed. A new junior subordinated note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the junior subordinated note upon surrender for cancellation of the original junior subordinated note. For so long as the junior subordinated notes are held by DTC (or another depositary), the redemption of the junior subordinated notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated notes or portions thereof called for redemption.

Except as set forth in this prospectus supplement, the junior subordinated notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.
Covenants
Subject to the limitations described above in “—Certain Limitations During an Optional Deferral Period,” we will not be restricted by the indenture from incurring any type of indebtedness or other obligation, paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock. The indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture will not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the notes.
Merger, Consolidation or Sale of Assets. The indenture will provide that we may not, in one or more related transactions, consolidate with or merge with or into, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to, another person unless:
•either we are the resulting, surviving or transferee person, which is referred to as the “successor”, or the successor is a person organized under the laws of the United States, any state or the District of Columbia;
•the successor expressly assumes by supplemental indenture all of our obligations under the indenture and the junior subordinated notes; and
•immediately after giving effect to the transaction no event of default, or event which with notice or lapse of time would be an event of default, has occurred and is continuing under the indenture.
The successor will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of the issuer under the indenture.
Events of Default
Each of the following will be an event of default under the indenture:
(1)default in any payment of interest, including compound interest, on any junior subordinated note when it becomes due and payable and such default continues for 30 days (subject to our right to optionally defer interest payments as described above under “—Option to Defer Interest Payments”);
(2)default in the payment of principal of or premium, if any, on any junior subordinated note when it becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise; or
(3)certain events of bankruptcy, insolvency, receivership or reorganization for the issuer.
Except as otherwise set forth above, an event of default does not include a failure to comply with covenants under the indenture.
If an event of default (other than an event of default referred to in clause (3) above with respect to us) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding junior subordinated notes by notice to us and the trustee may, and the trustee at the written request of such holders shall, declare the principal amount of and accrued and unpaid interest (including compound interest), if any, on all of the junior subordinated notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default referred to in clause (3) above occurs with respect to us and is continuing, the principal of and accrued and unpaid interest (including compound interest, if any) on all the junior subordinated notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.
In order for holders of the junior subordinated notes to initiate proceedings for a remedy under the indenture (other than with respect to an event of default referred to in clause (3) above with respect to us), holders of at least

25% in aggregate principal amount of the junior subordinated notes must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee indemnity reasonably satisfactory to it against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority in aggregate principal amount of the junior subordinated notes, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of junior subordinated notes. However, any holder is entitled at any time to bring a lawsuit for payment of money due on the junior subordinated notes on or after the due date.
The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.
Subject to our right to optionally defer interest payments as described above under “—Option to Defer Interest Payments,” if we default on the payment of any installment of interest on the junior subordinated notes and fail to cure the default within 30 days, or if we default on the payment of principal of the junior subordinated notes when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection.
The indenture provides that if a default occurs and is continuing of which a responsible officer of the trustee has received written notice at its corporate trust office, the trustee must send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, or interest on, any junior subordinated note, the trustee may withhold notice if and so long as the board of directors, the executive committee, or trust committee of directors or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interest of the holders.
The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes may waive any past default or event of default except for a default in the payment of principal of or interest on the junior subordinated notes or a default relating to a provision that cannot be amended without the consent of each affected holder.
Modification or Waiver
There are three types of changes we can make to the indenture.
Changes Requiring Noteholder Approval. Certain changes cannot be made to the indenture or the junior subordinated notes without approval of each affected holder, including the following:
•reducing the principal, any premium, or changing the stated final maturity of the junior subordinated notes or altering our repurchase obligations with respect to the junior subordinated notes;
•reducing the rate of, or changing the time for, payment of interest on the junior subordinated notes;
•making the principal or interest payable in a currency other than United States dollars or changing the place of payment;
•modifying the right of any holder to receive or sue for payment of principal or interest on the date such principal or interest is due;
•modifying the subordination provisions of the indenture applicable to the junior subordinated notes in a manner that is adverse to holders; or
•reducing the aggregate principal amount of the junior subordinated notes whose holders must consent to supplement the indenture or to waive any of its provisions.
Changes Requiring a Majority Vote of the Noteholders. Other than as set forth above, the indenture and junior subordinated notes of any series can generally be amended by a vote in favor by holders owning a majority of the outstanding aggregate principal amount of the junior subordinated notes of such series. In the event that more than one series of junior subordinated notes issued under the base indenture is affected by the amendment, separate votes will be needed for each series even if they are affected in the same way.
Changes Not Requiring Approval. From time to time, we and the trustee may, without the consent of the holders of junior subordinated notes, amend either the indenture or the junior subordinated notes for specified purposes, including to:
•reflect that a successor has succeeded us and has assumed our covenants and obligations under the junior subordinated notes and the indenture;
•add further covenants for the benefit of the holders of junior subordinated notes;
•add any additional event of default;
•pledge property to the trustee as security for the junior subordinated notes;
•add guarantees with respect to the junior subordinated notes;
•change the trustee or provide for an additional trustee;
• modify the indenture in order to continue its qualification under the TIA or as may be necessary or desirable in accordance with amendments of that act;
•issue and establish the form and terms and conditions of other series of debt securities as provided in the base indenture; or
•cure any ambiguity, mistake or inconsistency in the indenture or in the junior subordinated notes or make any other provisions with respect to matters or questions arising under the indenture as long as the interests of the holders of junior subordinated notes are not adversely affected in any material respect.
Satisfaction and Discharge
The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to any series of junior subordinated notes, when certain specified conditions have been satisfied, including the following:
•all such junior subordinated notes not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;
•we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on such junior subordinated notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit, in the case of junior subordinated notes of such series that have become due and payable, or to the stated maturity or the redemption date, if earlier, in the case of junior subordinated notes that have become due and payable;
•we have paid or caused to be paid all other sums payable under the indenture in respect of such junior subordinated notes; and
•we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.
We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance
At our option, we can terminate all of our obligations with respect to certain covenants under the indenture with respect to any series of junior subordinated notes, other than the obligation to pay principal, any premium and interest on the junior subordinated notes of such series and other specified obligations, at any time by:
•depositing money or United States government obligations, or a combination thereof, with the trustee in an amount sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the junior subordinated notes of such series to their maturity; and
•complying with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that holders and beneficial owners of the junior subordinated notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
In addition, we can terminate all of our obligations under the indenture with respect to any series of junior subordinated notes, including the obligation to pay principal, any premium and interest on the junior subordinated notes of such series, at any time by:
•depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and interest on the junior subordinated notes of such series to their maturity; and
•complying with other specified conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the issuance of the junior subordinated notes to the effect that holders and beneficial owners of the junior subordinated notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
Book-Entry Issuance
The junior subordinated notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the junior subordinated notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.
Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase junior subordinated notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the junior subordinated notes on DTC’s records. When you actually purchase the junior subordinated notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the junior subordinated notes. DTC’s records will show only the identity of the direct participants and the principal amount of the junior subordinated notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the junior subordinated notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.
It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of junior subordinated notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or the issuer.
Junior subordinated notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:
•DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or
•an event of default occurs and is continuing in respect of the junior subordinated notes.
If a global note is exchanged for certificated notes, the trustee will keep the registration books for the junior subordinated notes at its corporate trust office and follow customary practices and procedures regarding those certificated notes.
Euroclear and Clearstream
Links have been established among DTC, Clearstream Banking S.A., or Clearstream, and Euroclear Bank SA/NV, or Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of junior subordinated notes sold outside the United States and cross-market transfers of the junior subordinated notes associated with secondary market trading.
Noteholders may hold their junior subordinated notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.
Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
Transfers of junior subordinated notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the junior subordinated notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the junior subordinated notes held through Euroclear and Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.
All information in this prospectus supplement in respect of Euroclear and Clearstream is derived from Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.
Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to The Bank of New York) is the trustee under the base indenture, which may govern each of our future outstanding series of subordinated notes (if any), and will be the trustee under the supplemental indenture governing the junior subordinated notes offered hereby. The trustee has been appointed as registrar and paying agent with regard to the junior subordinated notes offered hereby and serves the same roles with respect to each of our outstanding series of senior notes. An affiliate of the trustee is also a lender under our Revolving Credit Facility.
The indenture provides that, except during the continuance of an event of default under the indenture of which a responsible officer of the trustee has received written notice at its corporate trust office, the trustee under the indenture will perform only those duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of a particular series of subordinated notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture with respect to such series of subordinated notes, subject to some exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.
Each year we must furnish to the trustee a written statement of some of our officers that, to their knowledge, we are in compliance with the indenture and the junior subordinated notes, or otherwise specifying any default.
The trustee may resign or be removed and a successor trustee may be appointed to act with respect to the junior subordinated notes.
Governing Law
The indenture and the junior subordinated notes will be governed by, and construed in accordance with, the laws of the State of New York.
Agreement by Holders to Treat Junior Subordinated Notes as Indebtedness for Tax Purposes
Each holder and beneficial owner of the junior subordinated notes will, by accepting the junior subordinated notes or a beneficial interest therein, be deemed to have agreed that such holder or beneficial owner will treat the junior subordinated notes as indebtedness of Humana for all U.S. federal, state and local income tax purposes and shall not take any position inconsistent with such treatment except as required pursuant to a final “determination” within the meaning of Section 1313(a)(1) of the Code (as defined below).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain U.S. federal income tax considerations relating to the ownership and disposition of the junior subordinated notes. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of holding or disposing of the junior subordinated notes. This discussion is limited to beneficial owners of the junior subordinated notes that purchase their junior subordinated notes in this offering for an amount of cash equal to the “issue price” of the junior subordinated notes within the meaning of Section 1273 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (i.e., the first price at which a substantial amount of the junior subordinated notes is sold for cash to the public, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the junior subordinated notes as “capital assets” under Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as partnerships and other pass-through entities and investors in such entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, governments and their controlled entities, accrual basis taxpayers subject to special tax accounting rules as a result of their use of certain applicable financial statements, persons holding the junior subordinated notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell the junior subordinated notes under the constructive sale provisions of the Code). Finally, the summary does not address the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local tax consequences of holding and disposing of the junior subordinated notes.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR HOLDER OF THE JUNIOR SUBORDINATED NOTES. INVESTORS CONSIDERING THE PURCHASE OF JUNIOR SUBORDINATED NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.
As used herein, the term “U.S. Holder” means a beneficial owner of a junior subordinated note that, for U.S. federal income tax purposes, is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) it is subject to the primary supervision of a U.S. court and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a junior subordinated note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a junior subordinated note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of holding or disposing of such junior subordinated note.

Classification of the Junior Subordinated Notes
The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the junior subordinated notes. Although the matter is not free from doubt, due to a lack of authority and the highly factual nature of the analysis, based upon the analysis of the relevant facts and circumstances and applicable law as of the issue date of the junior subordinated notes, the junior subordinated notes will be treated as indebtedness for U.S. federal income tax purposes. There can be no assurance that the IRS or a court will agree with our determination. No ruling is being sought from the IRS on any of the issues discussed herein. If the junior subordinated notes were not properly treated as indebtedness for U.S. federal income tax purposes, interest payments on the junior subordinated notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders (as defined below), interest payments treated as dividends would be subject to withholding of U.S. federal income tax at a rate of 30%, except to the extent provided by an applicable income tax treaty or except if the payments are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, attributable to a permanent establishment maintained within the United States by the Non-U.S. Holder), in which case such payments would be subject to U.S. federal income tax on a net income basis in a similar manner as if that Non-U.S. Holder were a U.S. Holder (as described below). In addition, such a determination would, subject to certain requirements and limitations described in “Description of the Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Event,” constitute a Tax Event that would entitle us to redeem the junior subordinated notes as described under “Description of the Junior Subordinated Notes — Redemption — Redemption Following a Tax Event.” The remainder of this discussion assumes that the junior subordinated notes will be treated as indebtedness for U.S. federal income tax purposes.
You have agreed that the junior subordinated notes constitute indebtedness and will treat the junior subordinated notes as indebtedness for all U.S. federal, state and local income tax purposes under “Description of the Junior Subordinated Notes—Agreement by Holders to Treat Junior Subordinated Notes as Indebtedness for Tax Purposes.” You should consult your tax advisors regarding the tax consequences that will arise if the junior subordinated notes are not treated as indebtedness of Humana for U.S. federal income tax purposes.
U.S. Holders
Interest and Original Issue Discount
Under applicable U.S. Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a statutorily defined “de minimis” amount and (b) the debt instrument provides for stated interest, paid or compounded at least annually, at a single fixed rate and the current value of one or more qualified floating rates. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the junior subordinated notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, payments treated as qualified stated interest (“QSI”) on the junior subordinated notes will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
For U.S. federal income tax purposes, original issue discount (“OID”) is the excess of the stated redemption price at maturity of a debt instrument over its issue price (as described above), if such excess equals or exceeds a statutorily defined “de minimis” amount (generally 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years to maturity of such debt instrument). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of QSI. The term QSI generally means stated interest that is unconditionally payable in cash at least annually. A U.S. Holder (regardless of its method of tax accounting) will be required to include OID in ordinary income as it accrues in accordance with a constant yield to maturity method based on a compounding of interest.

Under applicable U.S. Treasury Regulations, in order to determine the amount of QSI and OID in respect of the junior subordinated notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical debt instrument that has terms that are identical to those of the junior subordinated notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the junior subordinated notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the junior subordinated notes as of their issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date of the junior subordinated notes).
Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amounts of OID and QSI, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument and a U.S. Holder of the junior subordinated notes will account for such OID and QSI as if the U.S. Holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made by the U.S. Holder to the amount of QSI or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the junior subordinated notes during the accrual period.
The applicable U.S. Treasury Regulations provide special rules for determining the yield and maturity of a debt instrument such as the junior subordinated notes that provide an issuer with the option to call the instrument at specified times. For purposes of determining whether a debt instrument is issued with OID, the applicable U.S. Treasury Regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument. The application of those Treasury Regulations to variable rate debt instruments is uncertain. Although the matter is not free from doubt, under the terms of the junior subordinated notes, if the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is greater than or equal to the fixed rate substitute of the first floating rate (as determined in the manner described above), the junior subordinated notes should be presumed not to be called and OID with respect to the junior subordinated notes should be calculated as described above. If, however, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the first floating rate (as determined in the manner described above), the yield on the junior subordinated notes would be minimized if the junior subordinated notes were called immediately before the change in the interest rate on the First Reset Date and therefore the junior subordinated notes should be treated as maturing on such date for OID accrual purposes. This assumption is made solely for purposes of determining whether the junior subordinated notes are issued with OID for U.S. federal income tax purposes, and is not an indication of our intention to call or not to call the junior subordinated notes at any time. If, contrary to this presumption, the junior subordinated notes are not called prior to the change in the interest rate on the First Reset Date, then, solely for OID accrual purposes, the junior subordinated notes will be deemed to be reissued at their adjusted issue price (i.e., their issue price, increased by the aggregate amount of OID that has accrued in all prior accrual periods, and decreased by the amount of any payment previously made on the junior subordinated notes other than a payment of QSI) on the First Reset Date. This deemed reissuance should not give rise to taxable gain or loss to U.S. Holders. Based upon current market conditions and the formula and manner in which the interest rates on the junior subordinated notes are determined, we expect that the equivalent fixed rate debt instrument (as determined in the manner described above) would provide for a single fixed interest rate throughout the term of the junior subordinated notes. Accordingly, solely for purposes of determining QSI and OID, as of the issue date of the junior subordinated notes, we expect that the junior subordinated notes will be presumed to remain outstanding until maturity, all interest on the junior subordinated notes will be treated as QSI and the junior subordinated notes will not be treated as having been issued with any OID.
The applicable U.S. Treasury Regulations provide that interest on a debt instrument is not treated as QSI if such interest is not unconditionally payable in cash at least annually. The applicable U.S. Treasury Regulations also provide that a contingency which is remote within the meaning of such Regulations is not taken into account unless and until such contingency occurs. Accordingly, although not free from doubt, we intend to take the position that the possibility that interest on the junior subordinated notes might be deferred should not result in the junior subordinated notes being treated as issued with OID, provided that the likelihood of such deferral is remote within the meaning of the applicable U.S. Treasury Regulations. In addition, the applicable U.S. Treasury Regulations provide that the possibility that the notes might be redeemed at a premium following a Rating Agency Event could subject the notes to special rules that apply to contingent payment debt instruments, unless the likelihood of such redemption is remote within the meaning of the applicable U.S. Treasury Regulations. Under the terms of the junior subordinated notes and the relevant facts and circumstances, we believe that the likelihood of our exercising the option to defer payment of interest is remote, in part because the exercise of the option to defer payments of interest on the junior subordinated notes generally would prevent us from: (A) declaring or paying any dividend or distribution on our capital stock; (B) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock; (C) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of our debt securities that rank equally with, or junior to, the junior subordinated notes in right of payment; or (D) making any payments with respect to any guarantee of debt securities if such guarantee ranks equally with or junior to the junior subordinated notes in right of payment. In addition, under the terms of the junior subordinated notes and the relevant facts and circumstances, we believe that the likelihood of the junior subordinated notes being redeemed at a premium following a Rating Agency Event is remote. Accordingly, based on our position, the possibility of such deferral or redemption should not result in interest on the junior subordinated notes not being treated as QSI and should not result in the junior subordinated notes being subject to the rules applicable to contingent payment debt instruments. Our position regarding the foregoing issues is binding on a U.S. Holder, unless the U.S. Holder discloses a contrary position in the manner required by applicable U.S. Treasury Regulations. Our position is not, however, binding on the IRS, and no rulings or other interpretations have been issued by the IRS that address the meaning or applicability in this context of the term “remote” as used in the applicable U.S. Treasury Regulations. If the IRS were to successfully challenge this position, the contingencies might result in interest on the junior subordinated notes not being treated as QSI and the junior subordinated notes being treated as having been issued with OID or as being subject to the rules applicable to contingent payment debt instruments.
If our possessing an option to defer interest payments were considered to cause interest payments on the junior subordinated notes not to be treated as QSI, or if the possibility of an interest deferral were determined not to be remote, or if interest payments are in fact deferred, the junior subordinated notes would be treated as issued with OID at the time of issuance, or would be deemed to be reissued at the time of such deferral, as the case may be, and all stated interest, or if interest payments are in fact deferred, all stated interest due after such deferral, would be treated as OID. This deemed reissuance should not give rise to taxable gain or loss to U.S. Holders. If the fixed rate and floating rate were to be set in a manner inconsistent with our expectations described above, any portion of interest pursuant to the fixed rate or the floating rate that is determined to be in excess of QSI as of the issue date, if significant enough, would potentially give rise to OID. In any such case, a U.S. Holder would be required to include the OID in income as it accrues under the rules described above, regardless of the U.S. Holder’s regular method of accounting, using the constant yield to maturity method of accrual, before such U.S. Holder received any payment attributable to such income, and would not separately report the actual cash payments of interest on the junior subordinated notes as taxable income. If the possibility of a redemption following a Rating Agency Event were determined not to be remote, and the junior subordinated notes were consequently subject to the rules applicable to contingent payment debt instruments, a U.S. Holder might be required to accrue ordinary interest income on the junior subordinated notes at a rate in excess of the stated interest rate, potentially in advance of the receipt of the corresponding cash payment, and to treat as ordinary interest income (rather than capital gain) any gain realized on the taxable disposition of a junior subordinated note. The remainder of this discussion assumes that the junior subordinated notes will not be treated as contingent payment debt instruments.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Junior Subordinated Notes
Upon the sale, exchange, retirement, redemption or other taxable disposition of a junior subordinated note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such sale, exchange, retirement, redemption or other taxable disposition and (2) such holder’s adjusted tax basis in such junior subordinated note. Assuming the junior subordinated notes are not treated as issued (or reissued) with OID (as described above), the amount realized will not include any amounts attributable to accrued but unpaid interest (which will be taxed as described above). Assuming that the junior subordinated notes are not treated as issued (or reissued) with OID (as described above), a U.S. Holder’s adjusted tax basis in such junior subordinated note generally will equal the amount paid for such junior subordinated note. If the junior subordinated notes are treated as issued (or reissued) with OID, a U.S. Holder’s adjusted tax basis in a junior subordinated note generally will be its initial purchase price, increased by OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by payments received on the junior subordinated note other than payments of QSI. Gain or loss so recognized generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held such junior subordinated note for more than one year at the time of such sale, exchange, retirement, redemption or other taxable disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, any amounts realized in connection with a sale, exchange, retirement, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.
Medicare Tax
In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income,” which may include all or a portion of their interest (and OID) income on the junior subordinated notes and net gain from the sale, exchange, retirement, redemption, or other taxable disposition of the junior subordinated notes. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the junior subordinated notes.
Non-U.S. Holders
For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of our junior subordinated notes, you are not a U.S. Holder and you are not treated as a partnership for U.S. federal income tax purposes.
Taxation of Interest on the Junior Subordinated Notes
Generally, interest (and OID, if applicable) on the junior subordinated notes will be subject to the U.S. federal withholding tax consequences described below. Generally, interest paid on a junior subordinated note to a Non-U.S. Holder will qualify for the “portfolio interest” exemption and, subject to the discussions below regarding backup withholding and FATCA (as defined below), will not be subject to U.S. federal income tax or withholding tax; provided that such interest income is not effectively connected with a U.S. trade or business of the Non-U.S. Holder and that the Non-U.S. Holder:
•does not directly or indirectly, actually or by attribution, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us directly or indirectly, actually or by attribution, through sufficient stock ownership under the Code;
•is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business; and
•either (a) provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), as applicable, signed under penalties of perjury, that includes the Non-U.S. Holder’s name and address, and certifies as to non-U.S. status in compliance with applicable law and regulations; or (b) holds the junior subordinated note through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to the applicable withholding agent, signed under penalties of perjury, in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the Non-U.S. Holder or an intermediate financial institution and furnishes the applicable withholding agent with a copy thereof. The U.S. Treasury Regulations provide special certification rules for junior subordinated notes held by a foreign partnership and other intermediaries.

If such Non-U.S. Holder cannot satisfy the requirements for the “portfolio interest” exemption described above, payments of interest (and OID, if applicable) made to the Non-U.S. Holder will be subject to 30% U.S. federal tax withholding unless (i) the interest (or OID, if applicable) is effectively connected with a U.S. trade or business of such Non-U.S. Holder and such Non-U.S. Holder satisfies the applicable certification requirements (as discussed below) or (ii) such Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), as applicable, claiming an exemption from (or reduction of) withholding under a tax treaty.
If interest (or OID, if applicable) on a junior subordinated note is, or is deemed to be, effectively connected with a U.S. trade or business of a Non-U.S. Holder (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the U.S.), the Non-U.S. Holder generally will not be subject to withholding if the Non-U.S. Holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI or a suitable substitute form) and generally will be subject to U.S. federal income tax on such interest (and OID, if applicable) on a net income basis at regular U.S. rates in a similar manner as if the holder were a U.S. Holder. In the case of a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes, such effectively connected income also would generally be subject to an additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Junior Subordinated Notes
Subject to the discussions below regarding backup withholding, any gain recognized by a Non-U.S. Holder on the sale, exchange, retirement, redemption, or other taxable disposition of a junior subordinated note (other than amounts properly attributable to accrued but unpaid interest (or OID, if applicable), which are treated as described under “—Taxation of Interest on the Junior Subordinated Notes” above) will not be subject to U.S. federal income tax or withholding, unless:
•the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the U.S. by the Non-U.S. Holder), in which case such gain will generally be subject to U.S. federal income tax (and branch profits tax, if the Non-U.S. Holder is a corporation) in the same manner as effectively connected interest as described above; or
•the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of that disposition (but is not considered a resident of the United States under specific rules) and certain other conditions are met, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty) on any gain recognized, which may be offset by certain U.S. source losses.
Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the disposition of the junior subordinated notes.
Backup Withholding and Information Reporting
The Code and U.S. Treasury Regulations generally require those who make specified payments to report the payments to the IRS. Among the specified payments are interest (and OID, if applicable) and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments to certain recipients subject to information reporting if any such recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect taxpayer identification number, or failed to report interest or dividends on tax returns. Payments of interest (and OID, if applicable) to holders of the junior subordinated notes and payments made to holders by a broker upon a sale of the junior subordinated notes generally will be subject to information reporting and backup withholding, unless the holder (1) is an exempt payee, or (2) in the case of backup withholding, provides the payor with a correct taxpayer identification number and complies with applicable certification requirements.

Non-U.S. Holders and all corporations are generally exempt payees but may be required to certify their exempt status under applicable rules. In any event, information returns generally will be filed with the IRS in connection with payments of interest (and OID, if applicable) on the junior subordinated notes to Non-U.S. Holders and may be made available to the tax authorities in Non-U.S. Holders’ jurisdictions under the provisions of a treaty or intergovernmental agreement.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of junior subordinated notes under the backup withholding rules will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is furnished timely to the IRS. U.S. Holders and Non-U.S. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
Foreign Account Tax Compliance Act
Pursuant to sections 1471 through 1474 of the Code and associated U.S. Treasury Regulations and related administrative guidance (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”), U.S. federal withholding tax at a 30% rate applies to certain payments of U.S. source income, including payments of interest (and OID, if applicable) on the junior subordinated notes, and gross proceeds to (1) a “foreign financial institution” (as defined in Section 1471(d)(4) of the Code and the U.S. Treasury Regulations promulgated thereunder), unless the foreign financial institution provides sufficient documentation to comply with FATCA in a manner which avoids withholding, and (2) a “non-financial foreign entity” (as defined in Section 1472(d) of the Code and the U.S. Treasury Regulations promulgated thereunder), unless the non-financial foreign entity provides the payor with sufficient information regarding certain direct and indirect U.S. owners of the entity or certifies that is has no such owners or meets an applicable exception. A foreign financial institution located in a jurisdiction that has entered into an “intergovernmental agreement” with the United States in respect of FATCA may be required to collect and disclose the relevant tax information to the tax authority in its home jurisdiction and may be subject to rules that differ in certain other respects. Under proposed U.S. Treasury Regulations that may be relied upon pending finalization, FATCA withholding tax on payments of gross proceeds is not currently expected to apply.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of junior subordinated notes, including the tax consequences under state, local, non-U.S. and other tax laws.

UNDERWRITING
Subject to the terms and conditions set forth in an underwriting agreement among us and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of each of the underwriters named below, dated March 5, 2026, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the aggregate principal amount of the junior subordinated notes set forth opposite its name below:

Underwriters	Aggregate Principal Amount of the Notes
Goldman Sachs & Co. LLC	$122,000,000
J.P. Morgan Securities LLC	122,000,000
Mizuho Securities USA LLC	122,000,000
Truist Securities, Inc.	122,000,000
Wells Fargo Securities, LLC	122,000,000
Barclays Capital Inc.	45,000,000
BofA Securities, LLC	45,000,000
Citigroup Global Markets Inc.	45,000,000
Morgan Stanley & Co. LLC	45,000,000
PNC Capital Markets LLC	45,000,000
U.S. Bancorp Investments, Inc.	45,000,000
BBVA Securities Inc.	15,000,000
Deutsche Bank Securities Inc.	15,000,000
Academy Securities, Inc.	10,000,000
BNY Mellon Capital Markets, LLC	10,000,000
Fifth Third Securities, Inc.	10,000,000
RBC Capital Markets, LLC	10,000,000
Regions Securities LLC	10,000,000
Scotia Capital (USA) Inc.	10,000,000
SMBC Nikko Securities America, Inc.	10,000,000
TD Securities (USA) LLC	10,000,000
CastleOak Securities, L.P.	5,000,000
R. Seelaus & Co., LLC	5,000,000
Total	$1,000,000,000
The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the junior subordinated notes being sold if any of the junior subordinated notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The junior subordinated notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

The underwriters propose initially to offer the junior subordinated notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.600% of the principal amount of the junior subordinated notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.400% of the principal amount of the junior subordinated notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
We estimate that the expenses of the offering, exclusive of the underwriting discount, will be approximately $4 million and will be payable by us.
The junior subordinated notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the junior subordinated notes on any securities exchange or for quotation of the junior subordinated notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market for the junior subordinated notes after consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be liquid trading markets for the junior subordinated notes or that active public markets for the junior subordinated notes will develop. If active trading markets for the junior subordinated notes do not develop, the market prices and liquidity of the junior subordinated notes may be adversely affected.
In connection with the offering the underwriters may purchase and sell the junior subordinated notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of junior subordinated notes in excess of the aggregate principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the junior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the junior subordinated notes while the offering is in progress.
The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase the junior subordinated notes originally sold by that syndicate member.
Any of these activities may have the effect of preventing or retarding a decline in the market prices of the junior subordinated notes. They may also cause the prices of the junior subordinated notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
It is expected that delivery of the junior subordinated notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the second business day following the date of this prospectus supplement (such settlement cycle referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the junior subordinated notes on any date prior to the business day before delivery will be required, by virtue of the fact that the junior subordinated notes initially will settle in T+2, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.
The underwriters and their affiliates have performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain affiliates of the underwriters are lenders under our Revolving Credit Facility.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the junior subordinated notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the junior subordinated notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
The junior subordinated notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”).
Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the junior subordinated notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the junior subordinated notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The junior subordinated notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a “retail investor” means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”).
Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the junior subordinated notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the junior subordinated notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the junior subordinated notes in the UK will be made pursuant to an exemption from the prohibition on offers to the public under the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs.
In the UK, this prospectus supplement and the accompanying prospectus and any other material in relation to the junior subordinated notes described herein are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Articles 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise not result in an offer to the public of the junior subordinated notes in the UK, all such persons together being referred to as “Relevant Persons.” In the UK, the junior subordinated notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The junior subordinated notes are not being offered to the public in the UK.
In addition, in the UK, each underwriter has represented and agreed the junior subordinated notes may not be offered other than by an underwriter that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the junior subordinated notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the junior subordinated notes in, from or otherwise involving the UK.
Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the junior subordinated notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the junior subordinated notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The junior subordinated notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the junior subordinated notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Singapore
Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the junior subordinated notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the junior subordinated notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the junior subordinated notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Where the junior subordinated notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the junior subordinated notes pursuant to an offer made under Section 275 of the SFA except:
(a)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(b)where no consideration is or will be given for the transfer;
(c)where the transfer is by operation of law;
(d)as specified in Section 276(7) of the SFA; or
(e)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification-In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the junior subordinated notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04 N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Canada
The junior subordinated notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the junior subordinated notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.
The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

South Korea
The junior subordinated notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the junior subordinated notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the junior subordinated notes, the junior subordinated notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the junior subordinated notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the junior subordinated notes, (c) the junior subordinated notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the issuer and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Switzerland
This prospectus supplement and the accompanying prospectus do not constitute an offer to the public or a solicitation to purchase or invest in any notes. No notes have been offered or will be offered to the public in Switzerland, except that offers of notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)to any person which is a professional client as defined under the FinSA or
(b)in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The junior subordinated notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the junior subordinated notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the junior subordinated notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The junior subordinated notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the junior subordinated notes in Taiwan.

Brazil
The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM resolution No. 160, dated 13 July 2022, as amended ("CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS
Certain legal matters with respect to the legality of the issuance of the junior subordinated notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Securities Warrants

We may offer and sell, from time to time, in one or more offerings, any combination of the securities we describe in this prospectus.
We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference before you make your investment decision.
Our common stock is quoted on the New York Stock Exchange under the symbol “HUM.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus. You should also consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7, 2024.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Under the shelf registration rules, using this prospectus, together with any prospectus supplement, we may sell from time to time, in one or more offerings, any of the securities described in this prospectus.
In this prospectus “we,” “us,” “our” and “Humana” refer to Humana Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.
This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under “Where You Can Find Additional Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Incorporation of Certain Documents by Reference” below.

FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and any documents we incorporate by reference may include both historical and forward-looking statements. These forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. When used in this prospectus, any prospectus supplement and any documents we incorporate by reference, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, trends and uncertainties. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the information set forth under “Risk Factors” in documents incorporated by reference in this prospectus and any applicable prospectus supplement.
Some of the risks which may be relevant to us could include:
•If we do not design and price our products properly and competitively, if the premiums we receive are insufficient to cover the cost of healthcare services delivered to our members, if we are unable to implement clinical initiatives to provide a better healthcare experience for our members, lower costs and appropriately document the risk profile of our members, or if our estimates of benefits expense are inadequate, our profitability could be materially adversely affected. We estimate the costs of our benefit expense payments, and design and price our products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, our reserves may be insufficient.
•If we fail to effectively implement our operational and strategic initiatives, including our Medicare initiatives, which are of particular importance given the concentration of our revenues in these products, state-based contract strategy, the growth of our CenterWell business, and our integrated care delivery model, our business may be materially adversely affected. In addition, there can be no assurances that we will be successful in maintaining or improving our Star ratings in future years.
•If we, or the third-party service providers on which we rely, fail to properly maintain the integrity of our data, to strategically maintain existing or implement new information systems, to protect our proprietary rights to our systems, or to defend against cybersecurity attacks, contain such attacks when they occur, or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, our business may be materially adversely affected.
•We are involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to us, could result in substantial monetary damages or changes in our business practices. Increased litigation and negative publicity could also increase our cost of doing business.
•As a government contractor, we are exposed to risks that may materially adversely affect our business or our willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability, including by comparison of profitability of our Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which we participate. Changes to the risk-adjustment model utilized by the Centers for Medicare and Medicaid Services (“CMS”) to adjust premiums paid to Medicare Advantage plans or retrospective recovery by CMS of previously paid premiums as a result of the final rule related to the risk adjustment data validation audit methodology published by CMS on January 30, 2023 (Final RADV Rule), which we believe fails to address adequately the statutory requirement of actuarial equivalence and violates the Administrative Procedure Act due to its failure to include a “Fee for Service Adjuster”, could have a material adverse effect on our operating results, financial position and cash flows.
•Our business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase our cost of doing business and have a material adverse effect on our results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting our ability to expand into new markets, increasing our medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering our Medicare payment rates and increasing our expenses associated with a non-deductible health insurance industry fee and other assessments); our financial position (including our ability to maintain the value of our goodwill); and our cash flows.
•Our failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on our results of operations, financial position, and cash flows.
•If we fail to develop and maintain satisfactory relationships with the providers of care to our members, our business may be adversely affected.
•We face significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to our success, and our failure to do so could adversely affect our businesses, operating results and/or future performance.
•Our pharmacy business is highly competitive and subjects us to regulations and supply chain risks in addition to those we face with our core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect our financial performance.
•Our ability to obtain funds from certain of our licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in our debt ratings, should they occur, may adversely affect our business, results of operations, and financial condition.
•Volatility in the securities and credit markets, including changes in interest rates, may significantly and adversely affect the value of our investment portfolio and the investment income that we derive from this portfolio.
We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and any prospectus supplement might not occur. There may also be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet web site, http:// www.sec.gov.
We also make available free of charge on or through our Internet web site (http://www.humana.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file these materials with the SEC. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Humana Inc., 500 West Main Street, Louisville, Kentucky 40202, Attn: Investor Relations; Phone: (502) 580-1000.
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of ours, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference through the SEC’s Internet web site as listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 15, 2024; and
•the description of our common stock contained in Exhibit 4(o) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 20, 2020.
You may request a copy of these filings at no cost, by writing or telephoning us as follows:
500 West Main Street
Louisville, Kentucky 40202
(502) 580-1000
Attn: Investor Relations
You may also obtain a copy of these filings from our Internet web site at www.humana.com. Please note, however, that the information on our Internet web site, other than the documents listed or described above, is not intended to be incorporated in this prospectus by reference and should not be considered a part of this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus, or in any document incorporated by reference herein or therein, is accurate as of any date other than the date on the front of those documents.

OUR COMPANY
Headquartered in Louisville, Kentucky, we are committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large.
As of December 31, 2023, we had approximately 17 million members in our medical benefit plans, as well as approximately 5 million members in our specialty products. During 2023, 84% of our total premiums and services revenue were derived from contracts with the federal government, including 14% derived from our individual Medicare Advantage contracts in Florida with CMS under which we provide health insurance coverage to approximately 851,300 members as of December 31, 2023.
During December 2022, we realigned our businesses into two distinct segments: Insurance and CenterWell. The Insurance segment includes the businesses that were previously included in the Retail and Group and Specialty segments, as well as the Pharmacy Benefit Manager, or PBM, business which was previously included in the Healthcare Services segment. The CenterWell segment (formerly Healthcare Services) represents our payor-agnostic healthcare services offerings, including pharmacy solutions, primary care, and home solutions. In addition to the new segment classifications being utilized to assess performance and allocate resources, we believe this simpler structure will create greater collaboration across the Insurance and CenterWell businesses and will accelerate work that is underway to centralize and integrate operations within the organization.
Our two reportable segments, Insurance and CenterWell, are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers. These segment groupings are consistent with information used by our Chief Executive Officer, the Chief Operating Decision Maker, to assess performance and allocate resources.
Our principal executive offices are located at 500 West Main Street, Louisville, Kentucky 40202, and the telephone number at that address is (502) 580-1000.

USE OF PROCEEDS
Unless indicated otherwise in any applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions and the repurchase of our outstanding securities. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

DESCRIPTION OF THE SECURITIES WE MAY ISSUE
Overview
This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held. The four sections following this section of the prospectus describe the terms of the basic categories of securities that we may issue pursuant to this prospectus:
•our debt securities, which may be senior or subordinated;
•our preferred stock and depositary shares representing fractional shares of our preferred stock;
•our common stock; and
•warrants to purchase our debt securities, preferred stock, depositary shares and common stock.
When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.
Prospectus Supplements
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the information in the prospectus supplement should be read as superseding the information in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”
Any applicable prospectus supplement will describe the terms of any securities that we offer, as well as the other specific terms related to that offering. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part, including any future filings we will make with the SEC that are incorporated by reference into the registration statement by filing a Current Report on Form 8-K or otherwise.
Legal Ownership of Securities
Holders of Securities
Book-Entry Holders. We will issue debt securities under this prospectus in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may, but are not obligated to, issue shares of common stock, shares of preferred stock and securities warrants under this prospectus in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers, who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers. They are not obligated to do so under the terms of the securities.
As a result, investors of securities in book-entry form will not own these securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. For more information about securities issued in global form, see “—Global Securities” below.
Street Name Holders. Alternatively, we may initially issue securities under this prospectus in non-global form. We may also terminate a global security at any time after it is issued. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses. In that event, the investor would hold only a beneficial interest in those securities through an account that the investor maintains at that institution.
For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders. We, and any third parties employed by us or acting on your behalf, including trustees, depositories and transfer agents, generally are obligated only to the legal holders of the securities. In a number of respects, we do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders to amend an indenture, to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for any other purpose, we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is determined by the legal holders.
Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•how it handles securities payments and notices;
•whether it imposes fees or charges;
•how it would handle a request for the holders’ consent, if ever required;
•whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;
•how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.
Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.
A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the applicable prospectus supplement. We describe those situations under “—Special Situations When a Global Security Will Be Terminated” below. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.
If securities are issued only in the form of a global security, an investor should be aware of the following:
•an investor cannot cause the securities to be registered in the name of the investor, and cannot obtain physical certificates for the investor’s interest in the securities, except in the special situations we describe below;
•an investor will be an indirect holder and must look to the investor’s own broker, bank or other financial institution for payments on the securities and protection of the investor’s legal rights relating to the securities, as we describe under “—Legal Ownership of Securities-Holders of Securities” above;
•an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•an investor may not be able to pledge the investor’s interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, including trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. Neither we, the trustee, the transfer agent nor any other third parties supervise the depositary in any way;
•DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker, bank or other financial institution may require you to do so as well; and
•brokers, banks and other financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security Will Be Terminated. In some situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own brokers, banks or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Securities—Holders of Securities” above.
The special situations for termination of a global security are as follows:
•if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within a specified time period; or
•if we elect to terminate that global security.
A prospectus supplement may also list additional situations for terminating a global security that would apply to that particular series of securities covered by that prospectus supplement. If a global security is terminated, the depositary has the sole responsibility for determining the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF THE DEBT SECURITIES
We may issue debt securities from time to time in one or more distinct series. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture, in each case as supplemented, if applicable. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to The Bank of New York). We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock, depositary shares or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture).
Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of our parent company, Humana Inc., and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any or specified senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.
The applicable prospectus supplement will set forth the terms of each series of notes, including, if applicable:
•the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;
•any limit upon the aggregate principal amount of the debt securities;
•whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;
•the date or dates on which the principal amount of the debt securities will mature;
•if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;
•if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;
•the place or places where the payment of principal, any premium and interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;
•any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;
•any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;
•the denominations in which any registered securities will be issuable, and the denominations in which any bearer securities will be issuable;
•if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;
•information with respect to events of default or covenants relating to the debt securities;

•if a person other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;
•the currency in which the debt securities will be paid or denominated;
•if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;
•the designation of the original currency determination agent, if any;
•if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;
•provisions for the satisfaction and discharge of that indenture with respect to the debt securities issued under that indenture;
•the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;
•whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;
•whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;
•if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;
•the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;
•whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including our subsidiaries; and
•any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.
This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at premium, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF THE PREFERRED STOCK AND THE DEPOSITARY SHARES REPRESENTING FRACTIONAL OR MULTIPLE SHARES OF PREFERRED STOCK
We may issue preferred stock from time to time in one or more distinct series. We will include in a supplement to this prospectus the specific terms of each series of preferred stock being offered, including the terms, if any, on which a series of preferred stock may be convertible into or exchangeable for common stock or debt securities. The statements and descriptions of the terms of the preferred stock in this section and any prospectus supplement is only a summary of the preferred stock that we may offer. We urge you to read carefully our certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.
Our board of directors may, without further action of the stockholders, determine the following for each series of preferred stock, and the applicable prospectus supplement will set forth the terms of each series of preferred stock, including, if applicable:
•the distinctive serial designation and the number of shares;
•the dividend rate or rates, whether dividends will be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;
•any voting powers of the shares;
•whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;
•the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;
•whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;
•whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and
•any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as will not be inconsistent with the provisions of our certificate of incorporation.
The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.
We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock or multiple shares of preferred stock with the amount of the preferred shares to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a pro rata interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF THE COMMON STOCK
The following descriptions of our common stock and provisions of our restated certificate of incorporation (the “certificate of incorporation”) and amended and restated by-laws (the “by-laws”) are only summaries and are qualified by our certificate of incorporation and by-laws, which we have filed as exhibits to the registration statement of which this prospectus is a part, and Delaware corporate law.
General
We are authorized to issue up to 300,000,000 shares of common stock, par value $0.16 2/3 per share. As of February 29, 2024, 120,548,748 shares of common stock were issued and outstanding and held of record by approximately 1,588 stockholders. There were outstanding options to purchase 391,103 shares of our common stock as of February 29, 2024. In addition, there were up to 10,643,200 shares of our common stock available for issuance under both our 2011 and 2019 stock incentive plans for directors, officers, employees and consultants as of that date. The outstanding shares of our common stock are fully paid and non-assessable.
Our common stock is traded on the New York Stock Exchange under the symbol “HUM.” The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Subject to any preferential rights of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive, to the extent permitted by law, dividends as and when declared by our board of directors. In the event of the liquidation or dissolution of our company, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock.
Each share of our common stock is entitled to one vote with respect to matters brought before the stockholders. All voting is on a non-cumulative basis. All of our directors are elected at the annual meeting of our stockholders. Under our certificate of incorporation, neither our board of directors nor our stockholders may authorize the election of directors by cumulative voting or classify our directors by terms differing in date of expiration without unanimous approval of our stockholders.
Our by-laws provide that nominees for director are elected by a majority vote standard in uncontested elections, and by a plurality vote standard in contested elections. We have a resignation policy applicable to any nominee who is an incumbent director who fails to be re-elected in an uncontested election. Any director may be removed from office, either with or without cause, by the affirmative vote of the holders of a majority of all of the shares of stock outstanding and entitled to vote for the election of directors.
There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.
The rights and privileges of our common stock will be subordinate to the rights and preferences of any shares of our preferred stock that we may issue in the future.
Proxy Access
Our by-laws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of our board of directors, provided that the stockholders and nominees satisfy the requirements specified in our by-laws.
Anti-Takeover Effects of Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-Laws
The provisions of Delaware law, our certificate of incorporation and by-laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock. These provisions, described below, could deprive the stockholders of opportunities to realize a premium on the shares of our common stock owned by them.

Delaware Anti-Takeover Statute. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time that the person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner or another prescribed exemption applies. Generally, a “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder, and an “interested stockholder” is defined as any person or entity, together with its affiliates and associates, that is, at any time within the past three years was, the beneficial owner of at least 15% of a corporation’s outstanding voting stock. The statute could prohibit or delay mergers or other takeovers or change-in-control attempts and, accordingly, may discourage attempts to acquire us.
Voting Requirements for Business Combinations. The DGCL generally provides that, subject to certain exceptions, the affirmative vote of a majority of the shares of a Delaware corporation entitled to vote on any matter is required to approve mergers, consolidations or the sale of all or substantially all of such corporation’s assets unless otherwise provided in such corporation’s certificate of incorporation.
Article Eleventh of our certificate of incorporation provides that the affirmative vote of three-fourths of our outstanding shares entitled to vote thereon will be required for our stockholders to:
•adopt any agreement for the merger or consolidation of us with or into a related company or an affiliate of a related company;
•authorize the sale or lease of all or substantially all of our assets to a related company or affiliate of a related company; or
•authorize the sale or lease to us or any of our subsidiaries of any assets of a related company or an affiliate of a related company in exchange for our equity securities.
The foregoing provision is not applicable to any such transaction if our board of directors approves the applicable transaction with a related company or affiliate prior to the time that the related company or affiliate became a holder of more than 5% of any class of our equity securities.
Under Article Eleventh of our certificate of incorporation,
•a “related company” in respect of any given transaction is any company, person or other entity which by itself or together with its affiliates and associates is the beneficial owner, directly or indirectly, of more than 5% of any class of our equity securities as of the record date for the determination of stockholders entitled to vote on such transactions;
•an “affiliate” of a related company is any company, person or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the related company; and
•an “associate” of a related company is any officer, director or beneficial owner, directly or indirectly, of 5% or more of any class of equity securities of such related company or any of its affiliates.
The provisions of Article Eleventh of our certificate of incorporation may not be amended without the affirmative vote of three-fourths of our outstanding shares entitled to vote thereon.
Advanced Notice Procedures for Stockholder Proposals and Director Nominations. Our by-laws set forth advance notice provisions with respect to stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or special meeting of stockholders called by our board of directors for that purpose. Our by-laws also specify various requirements as to the timing, form and content of a stockholder’s notice.
Special Meetings. Special meetings of our stockholders may be held if our board of directors, its chairman, our chief executive officer or our president calls a meeting. However, these persons must call a meeting if stockholders owning one-fourth of our shares then issued and outstanding and entitled to vote on matters to be submitted to our stockholders request in writing that a meeting be held, subject to certain requirements specified in our by-laws.
Preferred Stock. The ability of our board of directors to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may discourage, delay, defer or prevent a change of control of us.

DESCRIPTION OF THE SECURITIES WARRANTS
This section describes the general terms and provisions of the securities warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the securities warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.
We may issue securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial holders of securities warrants.
If securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:
•the offering price;
•the currencies in which the securities warrants are being offered;
•the date on and after which the holder of the securities warrants can transfer them separately from any other securities that were offered in conjunction with the warrants;
•the terms of the senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock into which the securities warrants are exercisable as previously described under “Description of the Debt Securities,” “Description of the Preferred Stock and the Depositary Shares Representing Fractional or Multiple Shares of Preferred Stock” and “Description of the Common Stock,” as applicable;
•the date on which the right to exercise the securities warrants begins and the date on which the right expires; and
•any other terms of the securities warrants.

PLAN OF DISTRIBUTION
General
We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.
A prospectus supplement relating to a particular offering of securities will include the following information:
•the terms of the offering;
•the names of any underwriters or agents;
•the purchase price of the securities;
•the net proceeds to us from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts and other items constituting underwriters’ compensation;
•any initial public offering price; and
•any discounts or concessions allowed or reallowed or paid to dealers.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Underwriting Compensation
We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.
Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act.
Indemnification
We may enter agreements under which underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the

Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Various of the underwriters, dealers and agents who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.
Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS
Unless otherwise specified in a prospectus supplement, the validity of any securities issued hereunder will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,000,000,000
Humana Inc.
$1,000,000,000 6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

Prospectus Supplement
March 5, 2026

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho	Truist Securities	Wells Fargo Securities
Joint Bookrunners

Barclays	BofA Securities	Citigroup	Morgan Stanley

PNC Capital Markets LLC	US Bancorp
Co-Managers

BBVA	Deutsche Bank Securities	Academy Securities, Inc.	BNY Capital Markets

Fifth Third Securities	RBC Capital Markets	Regions Securities LLC	Scotiabank	SMBC Nikko

TD Securities	CastleOak Securities, L.P.	R. Seelaus & Co., LLC